SCHEDULE I
                       Commitments and Pro Rata Shares

                   Facility A Revolving Loans Commitments

  Bank                             Commitment               Pro Rata Share
  Bank of America, N.A.         $  4,509,742.31             18.91891894%

  LaSalle Bank National
  Association                   $  3,865,493.40             16.21621621%

*  Union Bank of California     $  3,221,244.50             13.51351351%

  Firstar Bank                  $  3,221,244.50             13.51351351%

  Wells Fargo Bank              $  3,221,244.50             13.51351351%

  The Northern Trust Company    $  0.0                       0.00000000%

*  KeyBank                      $  1,932,746.70              8.10810811%

*  Union Planters Bank          $  1,932,746.70              8.10810811%

  U.S. Bank                     $  1,932,746.70              8.10810811%
  __________________________________________________________________________

  TOTAL                         $ 23,837,209.31            100.00000000%

* Banks indicated by an asterisk elected not to participate in the Facility A revolving loan commitment.